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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in this annual report on Form 11-K of American West Bancorporation of our report dated July 26, 2001, relating to the statements of net assets available for benefits of the United Security Bancorporation Profit Sharing 401(k) Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2000, and the related supplemental schedule as of December 31, 2000.


                                                              /s/ Moss Adams LLP

Everett, Washington
October 18, 2001